For Immediate Release
---------------------
Wednesday, February 23, 2005

For further information contact
John S. Cooper
President and Chief Executive Officer
Portec Rail Products, Inc.
(412) 782-6000, ext. 201

Press Release

Portec Rail Products, Inc. Reports Record 2004 Fourth Quarter and Annual Operating Results (Unaudited)

PITTSBURGH, PA, --(BUSINESS WIRE)-- February 23, 2005 - Portec Rail Products, Inc. (NASDAQ National Market "PRPX") today announced unaudited net income of $976,000 or $.10 per share (basic and diluted) for the three months ended December 31, 2004 on 9,584,945 weighted average shares outstanding and unaudited net income of $4.1 million or $.46 per share (basic and diluted) for the year ended December 31, 2004 on 8,929,599 weighted average shares outstanding. This compares to $538,000 or $.08 per share (basic and diluted) for the fourth quarter of 2003 and $3.4 million or $.52 per share (basic and diluted) for the year ended December 31, 2003, on 6,524,002 (weighted average shares) that were outstanding prior to the Company's initial public offering.

Record net sales during the fourth quarter of 2004 were $18.7 million compared to $12.8 million during the fourth quarter of 2003 and full year 2004 net sales were also a record reaching, $69.4 million which eclipses the prior year record net sales of $57.6 million by $11.8 million or 20.6%.

Total assets increased by $48.2 million to $88.6 million at December 31, 2004 compared to $40.4 million at December 31, 2003 primarily as a result of the acquisitions of Salient Systems, Inc. and Kelsan Technologies Corp. during the last quarter of 2004.

Mr. John Cooper, President and Chief Executive Officer, of Portec Rail Products, Inc. said: " Our Company reached a number of significant milestones in 2004. In January and February 2004, we completed our initial public offering, selling approximately 2.1 million shares and receiving approximately $18.0 million in net proceeds. We then set our sights on growing the business through strategic acquisitions and completed the acquisitions of Salient Systems, located in Columbus, Ohio on September 30, 2004 and Kelsan Technologies, located in Vancouver, British Columbia on November 30, 2004. Along with the solid performance by our core business units, our fourth quarter net sales and net income were positively affected by the three-month results from our acquisition of Salient Systems and one month of results of Kelsan Technologies. Our consolidated net sales and net income for the full year grew by 20.6% and 19.9%, respectively. Our strategy is to continue to grow our friction management, wayside detection and data management product lines through both internal growth and acquisitions while continuing to manage and strengthen our core track component products by developing new products and acquiring additional product lines as opportunities arise."

Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products, railway wayside data collection and data management systems and load securement systems. The Company's largest business unit, the Railway Maintenance Products Division, operates a manufacturing and assembly plant in Huntington, West Virginia, an engineering and assembly facility in Dublin, Ohio (Salient Systems), and is also headquartered in Pittsburgh. The Company also has two Canadian subsidiaries, one of which is headquartered near Montreal with a manufacturing operation in St. Jean, Quebec and the other headquartered in Vancouver, British Columbia that is a technology and manufacturing facility (Kelsan Technologies). In addition, the Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois. The Company also manufactures railway products and material handling equipment at its wholly-owned subsidiary in the United Kingdom with operations in Wrexham, Wales and Leicester, England. Portec Rail Products, Inc.'s web site address is www.portecrail.com.

The foregoing information contains forward-looking statements. The Company cautions that such statements are subject to a number of uncertainties. The Company identifies below important factors that could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. In particular, the Company's future results could be affected by a variety of factors, such as customer demand for our products; competitive dynamics in the North American and worldwide railroad and railway supply industries; capital expenditures by the railway industry in North America and worldwide; the development and retention of sales representation and distribution agreements with third parties; fluctuations in the cost and availability of raw materials and supplies; currency rate fluctuations; and exposure to pension liabilities. Additional cautions regarding forward-looking statements are provided in the Company's Form 10-K for the year ended December 31, 2003 and Form 10-Q for the period ended September 30, 2004 under the heading "Cautionary Statement Relevant to Forward-looking Statements." The Company does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

         Portec Rail Products, Inc.
         Consolidated Statements of Income
         (In thousands, except share and per share data)

                                                            Quarters Ended                    Years Ended
                                                             December 31                      December 31
                                                   ------------------------------------------------------------------
                                                         2004            2003            2004             2003
                                                   ------------------------------------------------------------------
                                                             (Unaudited)              (Unaudited)

    Net sales                                        $   18,708      $   12,827      $   69,437       $   57,564
    Cost of sales                                        12,780           9,233          49,720           40,986
                                                   ------------------------------------------------------------------
    Gross profit                                          5,928           3,594          19,717           16,578

    Selling, general and administrative                   4,265           2,815          13,347           10,880
    Amortization expense                                     68              20             116               78
                                                   ------------------------------------------------------------------
    Operating income                                      1,595             759           6,254            5,620

    Interest expense                                        112              75             203              353
    Other expense (income), net                              17              37             (25)              85
                                                   ------------------------------------------------------------------
    Income before income taxes                            1,466             647           6,076            5,182
    Provision for income taxes                              490             109           2,003            1,784
                                                   ------------------------------------------------------------------
    Net income                                       $      976      $      538      $    4,073       $    3,398
                                                   ==================================================================


    Earnings per share
        Basic                                           $ 0.10          $ 0.08          $ 0.46           $ 0.52
        Diluted                                         $ 0.10          $ 0.08          $ 0.46           $ 0.52

    Average basic shares outstanding                 9,584,945(1)    6,524,002       8,929,599(1)     6,524,002
    Average diluted shares outstanding               9,584,945(1)    6,524,002       8,929,599(1)     6,524,002

(1) The increase in average basic and diluted shares outstanding, when compared to the respective prior year periods, is due to the issuance of additional shares in conjunction with the Company's initial public offering in January 2004 and the merger with Salient Systems, Inc. in September 2004.

         Consolidated Condensed Balance Sheets
         (In thousands)

                                                     December 31          December 31
                                                         2004                 2003
                                                   -----------------    -----------------
                                                     (Unaudited)
    Assets
    Current assets                                   $   40,672           $   23,280
    Property, plant and equipment, net                   12,660               11,841
    Other assets                                            151                  170
    Goodwill and other intangibles, net                  35,142                5,096
                                                   -----------------    -----------------
        Total assets                                 $   88,625           $   40,387
                                                   =================    =================

    Liabilities and Shareholders' Equity
    Current liabilities                              $   15,411           $   17,125
    Other liabilities and long-term debt
       obligations                                       26,170                4,129
    Shareholders' equity                                 47,044               19,133
                                                   -----------------    -----------------
        Total liabilities and shareholders'          $   88,625           $   40,387
         equity
                                                   =================    =================